PRESS RELEASE

SEACOR MARINE ANNOUNCES “STALKING HORSE” BID TO FORM
JOINT VENTURE WITH MONTCO OFFSHORE, INC.
Houma, Louisiana
June 22, 2017
FOR IMMEDIATE RELEASE - SEACOR Marine Holdings Inc. (NYSE: SMHI) (“SEACOR Marine”) today announced that Montco Offshore, Inc. (“MOI”) filed a motion with the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”), in connection with Case No. 17-31646 under which MOI and one of its wholly-owned subsidiaries each filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Cases”), for the Bankruptcy Court to enter an order to, among other things, approve MOI’s entry into a term sheet, dated June 13, 2017, with a subsidiary of SEACOR Marine (the “Term Sheet”) that sets forth a summary of the principal non-binding terms of SEACOR Marine’s bid to form a new joint venture with MOI.
The Term Sheet contemplates that SEACOR Marine and MOI will jointly form and capitalize a new joint venture company (the “Joint Venture”) by contributing certain liftboat vessels and other related assets to the Joint Venture, as well as requiring the Joint Venture to assume certain operating liabilities and indebtedness associated with the liftboat vessels and related assets. The Joint Venture would consolidate thirteen liftboat vessels currently operated by a subsidiary of SEACOR Marine, six liftboat vessels currently operated by MOI and two liftboat vessels currently operated by an existing joint venture between an affiliate of MOI and an affiliate of SEACOR Marine. The Joint Venture would assume approximately $130 million of indebtedness from MOI’s credit facilities which, apart from a guarantee of interest payments for two years after the closing of the contemplated transactions, would be non-recourse to SEACOR Marine. In addition, the Joint Venture would assume approximately $76.0 million of indebtedness currently reflected on SEACOR Marine’s financial statements. It is expected that SEACOR Marine will be the majority owner of the equity interests in the Joint Venture.
If the Bankruptcy Court enters an order to, among other things, approve MOI’s entry into the Term Sheet with SEACOR Marine, then SEACOR Marine’s ultimate bid (which will be set forth in definitive documentation between SEACOR Marine or certain of its affiliates, on the one hand, and MOI, on the other hand, regarding forming and capitalizing the Joint Venture (the “Definitive Documentation”)) will set the minimum acceptable bid for a potential auction under the supervision of the Bankruptcy Court for MOI’s assets. It is expected that MOI will conduct a competitive process, pursuant to bidding procedures to be approved by the Bankruptcy Court, seeking higher and better qualified bids for a sale at auction of MOI’s assets. Upon approval of the Bankruptcy Court, the bidding procedures will provide that SEACOR Marine is the “stalking horse” bidder for the sale of such assets in connection with the Bankruptcy Cases, and that SEACOR Marine would be entitled to receive a break-up fee and the reimbursement of certain of its expenses (i) upon the consummation of a sale of MOI’s assets to any person or entity other than SEACOR Marine or its subsidiaries or (ii) in certain other circumstances where the transactions contemplated by the Definitive Documentation are not consummated. The transactions contemplated to form the Joint Venture will be subject to, among other conditions, SEACOR Marine being selected as the successful bidder in any such auction and Bankruptcy Court approval.
About SEACOR Marine
SEACOR Marine is among the leading providers of global marine and support transportation services to offshore oil and gas exploration, development and production facilities worldwide. SEACOR Marine currently operates a diverse fleet of offshore support and specialty vessels that deliver cargo and personnel to offshore installations; handle anchors and mooring equipment required to tether rigs to the seabed; tow rigs and assist in placing them on location and moving them between regions; and carry and launch equipment used underwater in drilling and well installation, maintenance and repair. Additionally, SEACOR Marine’s vessels provide accommodations for technicians and specialists, and provide safety support and emergency response services.

Cautionary Note Regarding Forward-Looking Statements
Certain statements discussed in this release as well as in other reports, materials and oral statements that SEACOR Marine releases from time to time to the public constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “believe,” “plan,” “target,” “forecast” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements concern management’s expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters. These statements are not guarantees of future performance and actual events or results may differ significantly from these statements. Actual events or results are subject to significant known and unknown risks, uncertainties and other important factors those discussed in SEACOR Marine’s registration statement on Form 10, and other reports filed by SEACOR Marine with the Securities and Exchange Commission. Consequently, the preceding should not be considered to be a complete discussion of all potential risks or uncertainties. Forward-looking statements speak only as of the date of the document in which they are made. SEACOR Marine disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in SEACOR Marine’s expectations or any change in events, conditions or circumstances on which the forward-looking statement is based, except as required by law. It is advisable, however, to consult any further disclosures SEACOR Marine makes on related subjects in its filings with the Securities and Exchange Commission, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (if any). These statements constitute SEACOR Marine’s cautionary statements under the Private Securities Litigation Reform Act of 1995.
For additional information concerning SEACOR Marine, contact Jesus Llorca at (985) 876-5400.
Court documents and additional information related to the Bankruptcy Cases are available through BMC Group, Inc. at https://www.bmcgroup.com/restructuring/geninfo.aspx?ClientID=404.